                                                                       EXHIBIT 5

                                  AMENDMENT TO
                                  ------------

                      EMPLOYMENT AND CONSULTING AGREEMENT
                      -----------------------------------

          This Amendment made as of the 13th day of February, 1995, between UNITED STATIONERS INC. ("USI"), UNITED STATIONERS SUPPLY CO. ("Supply Co.") (USI and Supply Co. are collectively referred to as the "Company"), and JEFFREY K. HEWSON ("Employee") shall be effective upon the occurrence of a Change in Control (as defined herein).

          WHEREAS, the Company and Employee are parties to an Employment and Consulting Agreement dated March 1, 1990, and Amendments dated April 10, 1991 and September 1, 1994 (collectively, the "Agreement"); and

          WHEREAS, USI is contemplating entering into a transaction which would result in a Change in Control; and

          WHEREAS, it is in the best interests of the Company and the shareholders of USI that the Employee continue to concentrate on the conduct of the business of the Company, perform all duties in the best interests of the shareholders of USI and be encouraged to maintain the employment relationship with the Company after the Change in Control; and

          WHEREAS, USI and the Employee desire to amend the Agreement to provide appropriate incentives for the Employee to continue to perform the Employee's duties and responsibilities with respect to the Company, thereby promoting the stability of the business of the Company both before and after the occurrence of the Change in Control.

          NOW THEREFORE, for valuable consideration which the parties acknowledge, Employee and the Company agree that in the event of the occurrence on or before December 31, 1995 of a Change in Control, as defined in this Amendment, the Agreement shall be amended, effective as of the date on which the Change in Control occurs, as follows:

          1. Section 1 of the Agreement is amended by adding the following sentence to the end thereof:

     "However, if the Employee does not enter into a new employment or consulting agreement with the Company pursuant to such terms as the Employee and the Company may mutually agree prior to the last 90 days of the term of employment ("Term of Employment"), then the Employee's duties during such 90 day period shall be limited to that of an executive in a transition status and Employee's duties will generally be limited to winding up existing projects, assisting and orientating a replacement and other duties of a transitional nature, with reasonable personal time off to conduct a job search, interview with potential employers and organize personal affairs."

     2. Section 2 of the Agreement is amended by deleting subsection (a) in its entirety, and substituting the following in its place:

          "(a) The Term of Employment shall continue from and after the date on which the Change in Control occurred until the 180th day after the date on which the Change in Control occurred; provided that if the Employee is promoted to and accepts the position of Chief Executive Officer of the Company within 30 days following the date on which the Change in Control occurred, the Term of Employment shall continue until the first anniversary of the date on which the Change in Control occurred, unless sooner terminated by either party in accordance with the provisions of this Agreement."

     3. Section 2 is amended by deleting subsection (b) and redesignating subsection "(c)" as "(b)".

     4. Section 3(a) of the Agreement is amended by deleting "$250,000.00" and substituting "$320,000.00" in its place.

     5. Section 3(b) of the Agreement is amended by deleting the first sentence in its entirety and substituting the following in its place:

     "During the Term of Employment, Employee shall be entitled to participate in pension plans, profit sharing plans and deferred compensation plans not less favorable (in terms of dollar value benefit to Employee) than such plans as Employee was entitled to immediately preceding the date on which the Change in Control occurred and shall be provided a similar bonus opportunity as provided the Employee in the aggregate under the management incentive, executive bonus, stock option and other similar incentive compensation plans of the Company immediately preceding the date on which the Change in Control occurred."

     6. Section 3(c) of the Agreement is amended by deleting the phrase "is now entitled" each place it appears and substituting in its place the phrase "was entitled immediately prior to the date on which the Change in Control occurred".

     7. Section 3 of the Agreement is amended by adding the following subsections (e), (f), (g) and (h) to the end thereof:

          "(e) Benefits Trust. To secure the payment to the Employee of the "Transition Services Payment" and "Stay

     Bonus", as defined below in Sections 3(f) and (g), respectively, the Company will establish a trust to be known as the USI Employee Benefits Trust (the "Trust") and provide for the Employee to be a beneficiary thereof. The Company will cause to be furnished to the trustee thereunder (the "Trustee") an irrevocable letter of credit, and the trust agreement establishing the Trust will require the Trustee to draw on such letter of credit to pay such Transition Services Payment and Stay Bonus to the Employee at such time as the Employee becomes entitled to such amounts pursuant to Sections 3(f) or (g) or pursuant to Section 10. To receive distributions from the Trust, the Employee shall furnish the Trustee with any notices described in the Trust Agreement.

          (f) Transition Services. The Company and the Employee acknowledge and agree that during the transition period following the Change in Control, the Employee will be required to provide unique and exceptional services, including but not limited to, management, direction and integration of cultures and personnel, evaluation and restructuring of the organizational framework, policies and procedures of the Company, and the development, coordination and direction of long and short term strategic plans. In acknowledgement of these services, the Employee shall be entitled to receive a distribution from the Trust on the 180th day following the Change in Control in the amount of EIGHT HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($875,000) ("Transition Services Payment") in recognition of Employee's service during such period.

          (g) Stay Bonus. If the Term of Employment expires, is terminated by the Company other than for cause pursuant to Section 10(c) or is terminated voluntarily by the Employee with good reason pursuant to Section 10(a), then, upon the execution and delivery of the Release and Agreement to the Trustee attached hereto as Exhibit C, the Employee shall be entitled to receive a distribution from the Trust, in an aggregate amount equal to ONE MILLION FIVE HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($1,575,000) payable in 36 monthly installments with the first installment being in the amount of SIX HUNDRED FIFTY THOUSAND THREE HUNDRED SEVENTY DOLLARS ($650,370) and 35 subsequent equal monthly installments each in an amount equal to TWENTY SIX THOUSAND FOUR HUNDRED EIGHTEEN DOLLARS ($26,418), with the first installment commencing within one month after the later of (i) the earlier of the expiration of the Term of Employment or the termination of the Term of Employment prior to its expiration for any reason (including the Employee's death or Disability) other than by the Company for cause or voluntarily by the Employee without good reason and (ii) the Employee's execution and delivery of the Release and Agreement to the Trustee.

          (h) Tax Payment. If the Employee's Accountant determines that any payment pursuant to Section 3(f) or Section 3(g) would result in an excise tax under Section 4999 of Internal Revenue Code of 1986, as amended ("Code"), then the Employee shall be entitled to receive a distribution from the Trust in the amount of the said excise tax as estimated by the Accountant (but not in excess of the amount of the then remaining payments under Section 3(g)) within 30 days of written notice to the Trustee of the Accountant's determination. In the event a payment is made pursuant to this
     Section 3(h), the aggregate amount of the remaining payments under Section 3(g) shall be reduced by the amount of any payment under this Section 3(h) and each remaining installment payment under Section 3(g) shall be reduced in the same proportion as the amount of the payment under this Section 3(h) bears to the aggregate amount of the remaining payments under Section 3(g)."

     8. Section 6(a) of the Agreement is amended by deleting the phrase "and during the Consulting Term".

     9. Section 6(c) of the Agreement is amended by deleting the phrase "or during the Consulting Term".

     10. Section 7 of the Agreement is amended by deleting the phrase ", the Consulting Term".

     11. Section 8(a) of the Agreement is amended by deleting the phrase "During the Term of Employment and the Consulting Term (or, if there shall be no Consulting Term, during the two year period following the Term of Employment)," and substituting the phrase "During the two year period following the Term of Employment,".

     12. Section 8(b) of the Agreement is amended by deleting the phrase "during the Consulting Term and".

     13. Section 10(a)(ii) of the Agreement is deleted in its entirety, and the following is substituted in its place:

          "(ii) the exclusion of the Employee from, or the diminution in the Employee's participation in, any profit sharing, pension, supplemental benefit or other similar and deferred compensation plans, as the Employee was entitled to immediately preceding the date on which the Change in Control occurred, or any diminution in the aggregate bonus opportunity as provided the Employee under the bonus, management incentive, executive bonus, stock option and similar incentive compensation plans of the Company immediately preceding the date on which the Change in Control occurred;
     or

     14. Section 10(a)(iii) of the Agreement is amended by deleting the phrase "other than pursuant to change in the Company's fringe benefit policies generally" and substituting in its place "as enjoyed by Employee immediately prior to the date on which the Change in Control occurred".

     15. Section 10(a)(iv) of the Agreement is amended by deleting the phrase "except pursuant to a general change in the Company's reimbursement policies" and substituting in its place "as enjoyed by Employee immediately prior to the date on which the Change in Control occurred".

     16. Section 10(b)(iii) of the Agreement and the immediately preceding word "and" is deleted in its entirety, and the following is substituted in its place:

     ", (iii) the unpaid portion of Salary for the unexpired portion of the Term of Employment, (iv) if not already paid, the Transition Services Payment pursuant to Section 3(f) and (v) the Stay Bonus pursuant to Section 3(g)."

     17. The Amendment made to Section 10(c) of the Agreement by paragraph 6 of the Amendment dated April 10, 1991 is deleted in its entirety, and the text of
Section 10(c) shall be as it originally appeared in the Agreement.

     18. Sections 10(e), 10(f) and 10(g) of the Agreement are deleted in their entirety and the following substituted in their place:

     "(e) The Term of Employment may be terminated by the Company for cause subject to the following procedures:

          (i) The Company serves upon the Employee a "Notice of Intent to Terminate for Cause" at least thirty (30) days in advance of the intended termination date, which notice shall include the particulars of the reasons for the intended termination.

         (ii) Within that thirty (30) day period, the Employee, together with the Employee's legal counsel, shall have the opportunity to be heard before the board of directors ("Board") concerning the intended termination.

        (iii) Within thirty (30) days after the hearing before the Board, the Company causes the Employee to be served with a "Notice of Termination for Cause" which shall include (i) a finding that in the good faith opinion of the Board, the Employee was guilty of a breach of fiduciary duty owed by the Employee to the Company, including, without limitation, engaging in directly competitive acts while employed by the

     Company and (ii) specifying the particulars thereof in detail.

         (iv) If within thirty (30) days following receipt of the "Notice of Termination for Cause" the Employee serves written notice on the Company that a dispute exists concerning the Termination for Cause, then the date of termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the Employee and the Company, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction entered upon such arbitration award (the time for appeal therefrom having expired and no appeal having been perfected). Until such date, the Employee shall continue to receive full salary and benefits as provided in this Agreement.

     (f) The Term of Employment may be terminated by the Employee with good reason pursuant to the following procedures:

          (i) The Employee causes to be served upon the Company a "Notice of Intent to Terminate for Good Reason" at least thirty (30) days in advance of the intended termination date which notice shall include the particulars of the reasons for the termination.

         (ii) Within thirty (30) days after receipt of the Notice of Intent to Terminate for Good Reason, the Company may serve upon the Employee a "Notice of Termination Without Good Reason" which shall include a specific presentation of the particulars supporting the notice. If the Company fails to serve such notice within the thirty (30) day period, the Employee shall be conclusively deemed to have good reason to terminate the Term of Employment.

        (iii) If the Company serves upon the Employee a "Notice of Termination Without Good Reason" within the thirty (30) day period specified in paragraph (ii) above, the Employee, together with the Employee's counsel shall, within the thirty (30) day period immediately following receipt of that Notice, have the opportunity to be heard before the Board concerning the intended termination, provided that such hearing shall be scheduled on not less than 10 days written notice.

         (iv) Within thirty (30) days after the hearing before the Board, referred to in paragraph (iii) above, the Company may cause the Employee to be served with a "Board Notice of Termination Without Good Reason" which shall include (i) a finding that in the good faith opinion of the Board, the intended termination by the Employee is without good reason and (ii) a specific presentation of the particulars in support of the Board's finding.

          (v) If within thirty (30) days following receipt of the "Board Notice of Termination Without Good Reason" the Employee serves written notice on the Company that a dispute exists concerning the termination, then the date of termination shall be the date on which the dispute is finally determined, either by the mutual written agreement of the Employee and the Company, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction entered upon such arbitration award (the time for appeal therefrom having expired and no appeal having been perfected). Until such date, the Employee shall continue to receive full salary and benefits as provided in this Agreement.

          (vi) However, if the Employee terminates the Term of Employment prior to the date that the dispute is finally determined, the Employee shall be entitled to receive a distribution from the Trust in an amount equal to the portion of the Stay Bonus that would have been paid as if the provisions of
     Section 3(g) were in effect. If it is finally determined that the termination of the Term of Employment was without good reason, the Company shall be entitled to recover the Stay Bonus payments received by the Employee, but without interest."

          (g)   [Reserved.]

     19. Section 10(i)(iii) of the Agreement is deleted and the immediately preceding word "and" in its entirety, and the following is substituted in its place:

     ", (iii) if not already paid, the Transition Services Payment pursuant to
     Section 3(f) and (iv) the Stay Bonus pursuant to Section 3(g)."

     20. Section 10(i) of the Agreement is further amended by deleting the last sentence thereof.

     21. Section 10(j) of the Agreement is amended by deleting the word "and" immediately preceding clause (ii) and adding the following clause (iii) to the first sentence thereof:

     "; and (iii) the Stay Bonus pursuant to Section 3(g)."

     22. Section 10(k) of the Agreement is deleted in its entirety, and the following is substituted in its place:

     "(k) [Reserved.]"

     23.  Section 10A of the Agreement is deleted in its entirety.

     24. Section 11 of the Agreement is deleted in its entirety, and the following is substituted therefor:

     "11.  [Reserved.]"

     25. Section 13(i) of the Agreement is amended by adding the following to the end thereof:

          "The Employee acknowledges that the Company has a significant interest in defending against any assertion by the Internal Revenue Service ("IRS") that any payments made by the Company to the Employee are excess parachute payments pursuant to Section 4999 of the Code. The Company and the Employee both acknowledge that it is in their mutual best interest to vigorously contest any such assertion by the IRS and that the Company is in the best position to effectively contest the same. Thus, in the event of an assessment or threatened assessment by the IRS of any excise tax or interest attributable to the application of Section 4999 of the Code with respect to any payment made by the Company to the Employee, the Employee shall notify the Company in writing promptly after the receipt of any communication from the IRS specifically asserting the issue of such excise tax and shall provide a copy of such communication to the Company. Upon receiving such written notice, the Company shall engage Arthur Andersen and such other counsel, consultants and other experts reasonably acceptable to the Employee to represent both the Company and the Employee in contesting the extent to which payments made by the Company to the Employee constitute excess parachute payments, and the Employee shall reasonably cooperate with the Company in connection therewith. The Company may, but shall not be required to, provide such representation with respect to all or a portion of such payments that Arthur Andersen reasonably believes, by its written opinion from time to time in form and substance reasonably satisfactory to the Company, is more likely than not excess parachute payments or if the Company reasonably and in good faith determines that its costs of contesting the characterization of such payments will exceed the amount of its deduction at stake."

     26. The agreement is amended by adding the following new Section 15 as follows:

     "15. Medical Benefits. The Company makes the following covenants to the Employee with respect to the Employee's medical benefits:

          (a) In the event the United Stationers Medical Plan ("Plan") remains in effect and the Employee's employment with the Company terminates, Employee (and Employee's covered dependents at the time of such termination of employment) shall be entitled to continue to participate in the Plan until Employee attains age sixty-five (65), and the Employee's spouse shall be entitled to continue to participate, in her own right, until such spouse attains the age of sixty-five (65) under the same terms and conditions applicable to persons who are provided coverage as active employees under the Plan; provided, however, that a minimum $1,000,000 Comprehensive Medical Lifetime Maximum Payment shall remain applicable to Employee (and Employee's covered dependents at the time of the termination of employment).

          (b) If the Employee dies prior to age sixty-five (65) while the Plan remains in effect, and if Employee's spouse is then living, Employee's spouse (and Employee's covered dependents at the time of the Employee's death) shall be entitled to continue participation in the Plan until Employee's spouse attains age sixty-five (65) or dies, under the same terms and conditions applicable to persons who are provided coverage as active employees under the Plan; provided, however, that a minimum $1,000,000 Comprehensive Medical Lifetime Maximum Payment shall remain applicable to such spouse (and Employee's covered dependents at the time of the Employee's death).

          (c) In the event of the termination of the Plan or discontinuance of coverage under the Plan for any reason, the Employee shall be entitled to and the Company shall pay to Employee THREE THOUSAND SEVENTY DOLLARS ($3,070.00) per month for the period commencing on the date the Plan terminates or the date of discontinuance of coverage under the Plan and ending on the first to occur of:

                  (i) the later of the date the Employee or the Employee's Spouse attains age sixty-five (65);

                  (ii) in the event of the death of the Employee, the date the spouse of the Employee attains age sixty-five (65);

                  (iii) the end of the eighteen (18) month period commencing on the Plan termination date or the date of discontinuance of coverage under the Plan; or

                  (iv)  December 31, 1998.

          (d) In the event of the termination of the Plan or the discontinuance of coverage under the Plan for any reason, the Company shall pay claims or reimburse expenses for those medical expenses which are considered deductible under the section 213 of the Internal Revenue Code of 1986, as amended, or any successor provision, (without regard to any applicable threshold for deductibility) to Employee, subject to the following terms and conditions:

               (i) the Employee (and all the Employee's covered dependents at the time of Plan termination) is not covered by a medical plan maintained by the Employee's then current employer or a medical plan maintained by the employer of the spouse of the Employee, has exceeded the lifetime maximum benefit provided in such plan; and

               (ii) payment of medical expenses or reimbursement for such claims under this subsection (d) shall not exceed the lesser of the following amounts:

                    (1) a maximum of $300,000 for the Employee and all
               dependents of the Employee as of the date of Plan termination; or

                    (2) an amount which exceeds the aggregate amount of $700,000 for the group of Employees referred to as "Contract Officers" under the Plan (including all dependents of such Contract Officers as of the date of Plan termination or the date of discontinuance of Plan coverage).

               (iii) reimbursement for such claims under this subsection (d) shall be made for the period commencing on the date the Plan terminates or the date of discontinuance of Plan coverage and ending on the first to occur of:

                    (1) the later of the date the Employee or the Employee's
                  Spouse attains age sixty-five (65);

                    (2) in the event of the death of the Employee, the date the spouse of the Employee attains age sixty-five (65);

                    (3) the end of the eighteen (18) month period commencing on the Plan termination date or the date of discontinuance of coverage under the Plan; or

                    (4)  December 31, 1998.

The coverage provided under this Section 15(d) is separate and in addition to the coverage provided under Section 15(c)."

     27.  Exhibit A of the Agreement is amended to read as attached hereto.

     28.  Exhibit B of the Agreement is amended to read as attached hereto.

     29. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument.

     Except as so amended, the Agreement is in all other respects unchanged.



                                          UNITED STATIONERS INC.
ATTEST:

                                          By:___________________________
Assistant Secretary                       Its:__________________________



                                          UNITED STATIONERS SUPPLY CO.
ATTEST:

                                          By:___________________________
Assistant Secretary                       Its:__________________________


                                          EMPLOYEE:

                                          ______________________________
                                          Jeffrey K. Hewson

                                   EXHIBIT A

                                       TO

                      EMPLOYMENT AND CONSULTING AGREEMENT

                          (Revised February 13, 1995)


Current Employee Benefit Plans Deemed "Additional Compensation" under Paragraph 3(b)


     United Stationers Supply Co. Pension Plan

     United Stationers Inc. Profit Sharing PluSavings Plan

     United Stationers Inc. 1981 Stock Incentive Award Plan

     United Stationers Inc. 1985 Nonqualified Stock Option Plan
          (cancelled as to future grants)

     United Stationers Management Incentive Plan

     United Stationers Executive Bonus Plan

     United Stationers Supply Co. Deferred Compensation Plan

     United Stationers Inc. Flexible Spending Plan

     United Stationers Supplemental Benefits Plan

                                   EXHIBIT B


The following are the fringe benefits to which Employee is entitled as of February 13, 1995


1.   HEALTH AND DENTAL

     A.   United Group Medical and Dental Benefit Plans

     B. Medical Reimbursement Plan - provides reimbursement to Officer (but not dependents) for all medical and dental expenses not covered by the above Plans

     C.   Retiree Health Plan

     D. Surviving Spouse - Medical and Dental Benefit Plans coverage will continue for surviving spouse and dependent children, without cost to surviving spouse, in the event of death of Employee during Term of Employment

     E.   Medical and Dental Benefits for Early Retirees

     F.   Annual physical examination at Company expense.


2.   COMPANY CAR

     Leased Auto or equivalent cash compensation is provided in accordance with current Policy.


3.   LIFE INSURANCE

     A. Group Term Life Insurance - 2 1/2 times base salary. Includes life insurance on spouse ($4,000) and dependent children ($1,000), and additional accidental Death and Dismemberment benefit equal to the amount of Group Term Life.

     B. Travel and Accident Insurance - $300,000 on a 24-hour business and pleasure basis.

     C. Split Dollar Life Insurance. Company pays premium; portion allocable to Employee benefit is added to Employee's W-2.

4.   DISABILITY BENEFITS

     After payment of the disability benefits provided in this Agreement, current disability insurance policy may provide additional benefits.


5.   CLUB AND ASSOCIATION DUES

     Airline club dues and professional and industry association dues are reimbursable. Social and country club dues are reimbursable to the extent incurred for business purposes in accordance with Company Policy.


6. FINANCIAL AND TAX CONSULTING - and tax return preparation -provided by Arthur Andersen, LLP at Company expense in accordance with Company Policy.


7. OFFICER INDEMNIFICATION AND INSURANCE - D&O insurance is provided on claims-made basis. Restated Certificate of Incorporation of company provides indemnification of officers.


8.   VACATION - Paid vacations in accordance with Company Policy.


9. OTHER - Any other fringe benefits that may from time to time be made available to employees of the Company generally.

                                   EXHIBIT C



                                     [DATE]



Mr. Jeffrey K. Hewson
[STREET ADDRESS]
[CITY, STATE, ZIP CODE]

DEAR _____________________:

     This letter recites the terms and conditions applicable to receipt of your Stay Bonus payments as provided in your Employment and Consulting Agreement with United Stationers Inc. ("USI"), United Stationers Supply Co. ("Supply Co.") (USI and Supply Co. are collectively referred to as the "Company").

1. Upon receipt of a signed copy of this Agreement, the Company will take all steps necessary to commence payments of the Stay Bonus in the amount and on the effective dates as provided in your Employment and Consulting Agreement dated _________________.

2. If the Term of Employment as provided in your Employment and Consulting Agreement is terminated by the Company other than for cause, or is terminated voluntarily by you with good reason, you agree that the following provisions will become effective on the effective date of the termination of the Term of Employment.

     A. RELEASE. You WAIVE and RELEASE the Company, its parent and any related or affiliated entities and any predecessor entities to such entities and each of their officers, directors, employees, shareholders, agents, successors and assigns (collectively, "Released Parties") from any claim, liability, cause of action, damage or charge you have or may have against any of them which is related to or arises out of anything occurring before you sign this Agreement, even those which you do not know about, or suspect that you may have. This includes, but is not limited to, anything related to your employment or your separation from employment, and extends to all possible claims, under federal, state or local law, including, without limitation, any claims if any, under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1966 and of 1991, the Employment Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990. (Of course, this Waiver and Release does not waive your right to receive the severance payment described in Paragraph 1 above, or your right to receive reimbursement for ordinary business expenses previously incurred or for pending medical or workers compensation claims or any other right you may have against the Company pursuant to your Employment and Consulting Agreement.)

     B. CONFIDENTIALITY AND NON-COMPETITION. You hereby acknowledge that Sections 6, 7 and 8 of your Employment and Consulting Agreement dated March 1, 1990 and as amended on April 10, 1991, September 1, 1994 and February 13, 1995 shall remain in full force and effect and survive the expiration of the Term of Employment thereunder.

3.   This Agreement shall be governed by Illinois law.

4. You acknowledge that you have had ample opportunity consider all of the terms of this Agreement and to receive independent legal counsel; that you have read and understand the Agreement and its legal effect; that no promise or inducement was made to cause you to make this Agreement other than considerations contained in your Employment and Consulting Agreement; and that you sign this Agreement of your own free will based on your own decision. You also acknowledge that you have been given 45 days to consider the terms of this Agreement before signing it, and you understand that you my revoke it by providing me with written notice no later than 7 days after you have signed it.

     [Insert information for valid ADEA waiver at time waiver is delivered for Employee's signature.]

Please consider all of the above very carefully, and contact me if you have any questions or comments. If you agree with the terms of this letter, please sign below and return the Agreement to me.

Sincerely,

UNITED STATIONERS SUPPLY CO.

______________________________

Vice President, Human Resources



Agreed to and Signed:

This ______ Day of __________, 199_.


Signature:_________________________

                                   SCHEDULE 4
                                   ----------

                                  START NOTICE
                                  ------------

                                      Date


Trustee

_________________

_________________

                    Re:  USI EMPLOYEE BENEFITS TRUST
                         START NOTICE

                    Beneficiary:  ___________________________

Gentlemen:

     The undersigned is the above named Beneficiary (or his authorized legal representative or the administrator or executor for the deceased Beneficiary named above) of the USI Employee Benefits Trust created by that certain Trust Agreement dated as ________________ __, 1995, between United Stationers Inc. (the "Company") and American National Bank and Trust Company of Chicago, as Trustee. Capitalized terms used but not defined in this Notice shall have the meaning ascribed to such terms in the Beneficiary's Employment Agreement with the Company.

     The undersigned hereby represents and warrants that all of the conditions precedent to Employee's eligibility for receipt of the Stay Bonus payments have been met and that he is entitled to receive the Stay Bonus Benefits. The Stay Bonus Start Date is _________________.

     As required by the Trust Agreement, please forward this Start Notice to the Company.

                                      Very truly yours,



                                      _________________________
                  Print Name or Title _________________________

If signing for a Beneficiary, indicate the nature of your legal authority.